NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE*
STATED SECURITIES

Cboe BZX Exchange, Inc. hereby notifies the SEC of its intention to remove* the entire class of the stated securities from listing and registration on* the Exchange at the opening of business on March 30, 2020, pursuant to* the provisions of Rule 12d2-2 (b).

The Exchange also notifies the Securities and Exchange Commission that as a* result of the above indicated conditions this security was suspended from* trading on March 9, 2020.